Exhibit 107
Calculation of Filing Fee Tables

FORM S-8
(Form Type)

ARTIVION, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	3,040,000	$14.71	$44,718,400.00	0.00011020	$4,927.97
Total Offering Amounts							$4,927.97
Total Fee Offsets							–
Net Fee Due							$4,927.97

(1) The Registration Statement registers 3,040,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Artivion, Inc. (the “Company”) that are reserved for issuance pursuant to the Artivion, Inc. 2020 Equity and Cash Incentive Plan (the “Plan”).

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement also covers any additional shares of the Company’s Common Stock that may become issuable under the Plan by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination, or exchange of shares of Common Stock, dividend in kind, or other like change in capital structure.

(2) Pursuant to Rules 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low market prices for the Common Stock reported on the New York Stock Exchange on June 5, 2023 ($14.71).